Exhibit 10.69

Corporate Performance Plan For 2016

CORNING INCORPORATED
INCENTIVE STOCK RIGHTS AGREEMENT
(Time-Based Incentive Stock Right)
(Terms and Conditions)

This Incentive Stock Rights Agreement (“Agreement”) dated ______________ between Corning Incorporated (“Corning” or the “Corporation”) and the employee named below is subject in all respects to Corning’s 2012 Long-Term Incentive Plan as amended, a copy of which may be obtained from the Corporation's Secretary at One Riverfront Plaza, Corning, New York  14831.

1.
Awards of Rights.  Each Incentive Stock Right shall entitle the Employee to receive from Corning one share of Corning's common stock ("Common Stock"); provided that the Employee satisfies both service based vesting requirements set forth in Sections 3 and 4.  Such shares, if any, shall be paid to the Employee at the time set forth in Section 5.

2.	Non-Transferability. The Incentive Stock Rights may not be sold, assigned, transferred, pledged or otherwise encumbered by or on behalf of or for the benefit of the Employee.

3.	First Service Based Vesting Requirement. Incentive Stock Rights are subject to two service-based vesting requirements, with the first one applicable in 2016 as follows:

(a)
Under the first vesting requirement, the Employee shall “earn” a number of Incentive Stock Rights based upon the number of full calendar months he/she is employed by the Corporation in the 2016 fiscal year (“First Service Period”), provided further that the Employee must be employed for at least 3 full calendar  months during the First Service Period for the Employee to be eligible to “earn” any award.

(b)
If during the First Service Period the Employee’s employment  with the Corporation is terminated for any reason (other than a termination as described in Section 4(b) or 4(f) below in which cases the Employee shall not be entitled at any Incentive Stock Rights), then the prorated number of “earned” Incentive Stock Rights shall be calculated as the total number of  Incentive Stock Rights multiplied by a ratio in which the numerator is equal to the number of full calendar months that the employee was actively employed (provided that this number is no less than 3) during the First Service Period, and the denominator of which is 12. The number of Incentive Stock Rights that have not been “earned” in the First Service Period under the first vesting requirement shall be forfeited.

(c)
An Employee shall not vest in his/her right to receive an Incentive Stock Right that has been “earned” in the First Service Period unless the Employee also satisfies the second service based vesting requirements set forth in Section 4.

4.
Second Service Based Vesting Requirement. Subject to the exceptions set forth below, the Employee must remain in continuous employment with Corning until March 31, 2019, to satisfy the second service based vesting requirement.  If the Employee’s employment with Corning terminates before March 31, 2019, any “earned” Incentive Stock Rights, as described in Section 3 above, as of the date of the Employee’s employment terminates shall be treated as follows:

(a)
Retirement at or After Age 55 – If the Employee terminates employment on account of normal or early retirement on or after age 55, provided that the Employee has at least five (5) years of active service with Corning, then the second service based vesting requirement shall be satisfied with respect to the “earned” Incentive Stock Rights as calculated in Section 3(b) above.  If the Employee has less than five (5) years of active service with Corning, then the second service based vesting requirement shall be satisfied with respect to the “earned” Incentive Stock Rights as calculated in the same manner specificed in Section 4(b) below.

(b)
Involuntary Termination (not “for cause”) – If the Employee’s employment is involuntarily terminated after the First Service Period but before before March 31, 2019, and it is not “for cause,” then the second service based vesting requirement shall be satisfied as of the Employee’s termination date for the prorated number of “earned” Incentive Stock Rights, calculated as the total number of “earned” Incentive Stock Rights multiplied by a ratio with the numerator equal to the number of full calendar months (not to exceed 36) from the start of the First Service Period through the Employee’s termination date, and the denominator of which is 36.  If the Employee’s employment is involuntarily terminated during the First Service Period the Employee shall not be entitled at any Incentive Stock Rights.

© 2016 Corning Incorporated. All Rights Reserved.

For purposes of this Agreement, “for cause” shall mean the Employee’s:

•	conviction of a felony or conviction of a misdemeanor involving moral turpitude (from which no further appeals have been or can be taken);
•	a material breach of Corning’s Code of Conduct;
•
gross abdication of his duties as an employee of the Corporation (other than due to the Employee’s illness or personal family problems), which conduct remains uncured by the Employee for a period of at least 30 days following written notice thereof to the Employee by the Corporation, in each case as determined in good faith by the Corporation; or

•
misappropriation of Corning’s assets, personal dishonesty or business conduct which causes material or potentially material financial or reputational harm for the Corporation.  For purposes of this Section 4(b), no act or failure to act on the Employee’s part shall be deemed to be a termination for cause if done, or omitted to be done, in good faith, and with the reasonable belief that the action or omission was in the best interests of the Corporation.

(c)
Death – If the Employee dies while employed, then the second service based vesting requirement shall be satisfied with respect to the “earned” Incentive Stock Rights as calculated in Section 3(b) above.

(d)
Disability – If the Employee’s employment is terminated as a result of a total and permanent disability (as that term is defined in the long-term disability plan(s) applicable to the Employee), then the second service based vesting requirement shall be satisfied with respect to the “earned” Incentive Stock Rights as calculated in Section 3(b) above.

(e)
Divestiture, etc. – If the Employee’s employment is terminated due to a reduction in force, divestiture or discontinuance of certain of the Corporation’s, then the second service based vesting requirement shall be satisfied with respect to the “earned” Incentive Stock Rights as calculated in Section 3(b) above.

(f)
Voluntary Termination, Termination for Cause, Dereliction of Duties or Harmful Acts – If the Employee voluntarily leaves the employ of the Corporation, or if the Employee’s employment shall be terminated “for cause”, or if the Employee causes the Corporation to suffer financial harm or damage to its reputation through (i) dishonesty, (ii) material violation of the Corporation's standards of ethics or conduct, or (iii) material deviation from the duties owed the Corporation by the Employee, then all of the Incentive Stock Rights shall be forfeited as of the Employee’s termination date.

(g)
Change of Control – In the event of a “change of control” of Corning Incorporated, the provisions of Sections 3 and 4 shall not be applicable and all nonforfeited Incentive Stock Rights shall be “earned” and fully vest.

For purposes of this Agreement, the term “change of control” shall mean an event that is “a change in the ownership or effective control of the Corporation, or in the ownership of a substantial portion of the assets of the Corporation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and that also falls within one of the following circumstances:

(i)	an offerer (other than Corning) purchases shares of Corning Common Stock pursuant to a tender or exchange offer for such shares;

(ii)
any person (as such term is used in Sections 13(d) and 14(d) (2) of the Securities Exchange Act of 1934) is or becomes the beneficial owner, directly or indirectly, of Corning securities representing 50% or more of the combined voting power of Corning’s then outstanding securities;

(iii)
the membership of Corning’s Board of Directors changes as the result of a contested election or elections, such that a majority of the individuals who are Directors at any particular time were initially placed on the Board of Directors as a result of such a contested election or elections occurring within the previous two years; or

(iv)
the consummation of a merger in which the Corporation is not the surviving corporation, consolidation, sale or disposition of all or substantially all of Corning’s assets or a plan of partial or complete liquidation approved by the Corporation’s shareholders.

© 2016 Corning Incorporated. All Rights Reserved.

5.	Time of Payment. “Earned” Incentive Stock Rights that have vested shall be paid as of the earliest of the following dates:

(a)
Death or Separation from Service– If the Employee dies or “separates from service” (within the meaning of Section 409A of the Code) from Corning, the Employee’s Incentive Stock Rights that are “earned” and vested as of the date of the Employee’s death or separation from service shall be paid, net of tax withholdings, as of the date of death or separation and distributed as net shares of Common Stock within 30 days after the date of death or separation from service.

(b)
April 15, 2019.  If the Employee does not “separate from service” (within the meaning of Section 409A of the Code) from Corning on or before March 31, 2019, the Employee’s “earned” Incentive Stock Rights shall be paid, net of tax withholdings, as of April 15, 2019 and distributed as net shares of Common Stock  within 30 days following April 15, 2019.

(c)
Change of Control - In the event of a Change of Control, the Employee’s Incentive Stock Rights that are vested as of the date of the Change of Control shall be paid/distributed as net shares of Common Stock, net of tax withholdings, as of/and within 30 days following the date of the Change of Control.

(d)
Special Distributions to Pay Social Security, Medicare Taxes - In the event that “earned” Incentive Stock Rights become subject to Social Security and/or Medicare taxes prior to a distribution event described in Sections 5(a)-(c) above (i.e., because the payment of the Incentive Stock Rights is no longer subject to a substantial risk of forfeiture) a partial distribution of the Incentive Stock Rights will be made to pay the Federal Insurance Contributions Act (“FICA”) tax imposed under Code sections 3101, 3121(a), and 3121(v)(2) on the Employee’s “earned” Incentive Stock Rights (the “FICA Amount”).  Additionally, a partial distribution of the Incentive Stock Rights will be made to pay the income tax at source on wages imposed under section 3401 or the corresponding withholding provisions of applicable state, local, or foreign tax laws as a result of the payment of the FICA Amount, and to pay the additional income tax at source on wages attributable to the pyramiding section 3401 wages and taxes.  However, the total payment under this provision must not exceed the aggregate of the FICA Amount, and the income tax withholding related to such FICA Amount.  Any subsequent amount that is paid under this Agreement will be reduced by the amount paid under this Section 5(d).

(e)
Special Rule for Specified Employees -  Notwithstanding the foregoing, if an amount becomes payable under the above rules due to the Employee incurring a “separation from service” within the meaning of Section 409A of the Code (for this purpose, payments on account of death are not considered payments made on account of separation from service), and the Employee is a “specified employee” (within the meaning of Section 409A of the Code) as of the date of separation from service, the Employee’s “earned” Incentive Stock Rights that are vested as of the date of the Employee’s separation from service shall be paid/distributed as net shares of Common Stock (net of tax withholdings) on or after the first day of the seventh month after the Employee’s separation from service and before the 15th day of the seventh month following the date the Employee separates from service.

(f)
Forfeiture - All Incentive Stock Rights that have not vested as of the date any Incentive Stock Right is paid shall be forfeited; provided that any distributions under Section 5(d) shall not result in the forfeiture of any unpaid Incentive Stock Rights.

6.
Form of Payment. At the time specified in Section 5, Corning shall make an appropriate book-entry, for the number of shares of Common Stock equal to the number of “earned” Incentive Stock Rights that are vested (net of tax withholdings).  An Employee shall have no further rights with regard to the Incentive Stock Rights once the underlying shares of Common Stock have been delivered.  The number of shares of Common Stock which Corning must deliver pursuant to this Agreement shall be reduced by the value of all taxes which the Corporation is required by law to withhold by reason of such delivery.

7.
Voting and Dividend Rights.  Because the Incentive Stock Rights do not constitute shares of Common Stock (but rather just the right to receive shares in the future upon satisfaction of the specified service based vesting conditions), the grant or vesting of Incentive Stock Rights shall not provide the Employee with any shareholder rights (such as voting or dividend rights) until the Incentive Stock Rights are converted to shares of Common Stock.

8.
Dividend Equivalents.  The Employee’s earned and vested Incentive Stock Rights shall be credited with dividend equivalents in a manner that is consistent with the manner in which dividends are paid on shares of Common Stock.  Dividend equivalents shall be accumulated over the vesting period and paid in cash at the same time that the Incentive Stock Rights are paid in Section 5.  The Corporation shall establish rules and administrative processes that apply to dividend equivalents that shall be binding on the Employee.  No dividend equivalents shall be paid on Incentive Stock Rights that have been forfeited or paid.

© 2016 Corning Incorporated. All Rights Reserved.

9.
Transfers.  If the Employee is transferred from Corning to a subsidiary (being a 50% or greater owned entity), or vice versa or from one subsidiary to another, the Employee’s employment shall not be deemed to have terminated.

10.
Section 409A and Unfunded Plan.  This Agreement is intended to comply with the requirements of Section 409A of the Code  and shall be interpreted and administered in accordance with that intent.  If any provision of the agreement would otherwise conflict with or frustrate this intent, that provision will be interpreted and deemed amended so as to avoid the conflict.  For purposes of this Agreement, “termination” , “termination date” or similar term shall mean the the date the employee “separates from service” from Corning within the meaning of Section 409A of the Internal Revenue Code.  Under such definition, a period of time during which the Employee receives severance pay, but does not work, does not count as employment. This Agreement is an unfunded deferred compensation plan.

11.
Modification/Interpretation.  Any modification of the terms of this Agreement must be approved, and any dispute, disagreement or matter of interpretation which shall arise under this Agreement shall be finally determined by the Compensation Committee of the Corning Board of Directors in its absolute discretion.

© 2016 Corning Incorporated. All Rights Reserved.